Exhibit 10.1


                                                                  Execution Copy

                              EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT is entered into as of the 14th day of July, 2005, (the "Effective Date") by and between Emtec, Inc., a Delaware corporation (the "COMPANY") and John Howlett (the "EXECUTIVE"); subject to the condition that this Agreement will become effective only upon the closing of the transactions contemplated by that certain Agreement and Plan of Merger (the "MERGER AGREEMENT") by and among the Company, Emtec Viasub, LLC, a subsidiary of the Company ("Acquisition") and DARR Westwood Technology Corporation, dated July 14, 2005 (the "CLOSING").


                                WITNESSETH THAT:

     WHEREAS, Executive is a valued employee of the Company;

     WHEREAS, the parties desire to enter into this Agreement pertaining to the employment of the Executive by the Company;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Executive and the Company as follows:

1.   EMPLOYMENT; POSITION AND RESPONSIBILITIES; TERM.

     (a) During the Agreement Term (as defined below), and subject to the terms of this Agreement, the Executive shall be employed by the Company and shall occupy the position of President of the Company's Northeast Operations (as defined below). The Executive agrees to serve in that position or in such other executive offices or positions with the Company or a Subsidiary (as defined below), as shall from time to time be determined by the Board of Directors (the "BOARD"). The Executive represents that his employment with the Company does not violate any other agreement to which he is a party.

     (b) During the Agreement Term, the Executive shall report solely and directly to the Chief Executive Officer of the Company or his designee.

     (c) During the Agreement Term, while employed by the Company, the Executive shall devote his full time and best efforts to the business of the Company and shall perform all duties and services for and on behalf of the Company as shall be reasonably requested by the Board in its sole and absolute discretion. The Executive's duties may include providing executive services for both the Company and the Subsidiaries, as determined by the Board.

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     (d) During the Agreement  Term, the Company shall use its  reasonable  best efforts to maintain an office within 15 miles of Chatham, New Jersey.

     (e) The term of employment under this Agreement shall commence on the Effective Date and, unless earlier terminated under Section 3 below, shall terminate on August 31, 2008 (the "AGREEMENT TERM"). Thereafter, the Agreement Term may be extended annually for additional one-year periods with the mutual consent of the Company and the Executive.

     (f) For purposes of this Agreement:

          (i) The term "SUBSIDIARY" shall mean any corporation, partnership, joint venture or other entity during any period in which at least a 50% interest in such entity is owned, directly or indirectly, by the Company (or a successor to the Company).

          (ii) The term "NORTHEAST OPERATIONS" means the regions designated as comprising the Company's Northeast Operations, including any additional regions, business lines or acquisitions that may become included in the Company's Northeast Operations after the Effective Date. The Company may give the Executive authority and responsibility with respect to such additional regions, business lines or acquisitions as it determines in its reasonable judgment are appropriate, and target EBITDA levels may be adjusted with the mutual consent of the Company and the Executive to account for such additional regions, business lines or acquisitions.

2.   COMPENSATION AND OTHER BENEFITS.

     (a) BASE SALARY. During the Agreement Term, the Executive shall receive an annual base salary ("BASE Salary"), payable in accordance with the Company's normal payroll practices, of $230,000. The Board shall increase such Base Salary by 5% as of each anniversary of the Effective Date during the Agreement Term.

     (b) BONUS. In respect of each fiscal year during the Agreement Term, beginning with the fiscal year ending August 31, 2006, the Executive shall be eligible to receive a Level 1 Bonus and a Level 2 Bonus (as defined below) provided that the performance goals set forth below are met. The foregoing shall be referred to collectively as the "BONUS." 75% of the Bonus (if any) shall be paid within 100 days after the end of the applicable fiscal year and the remaining 25% of the Bonus (if any) shall be paid within 10 business days after the Company's audited (or if no audit is done for the fiscal year, the reviewed or compiled) financial statements for the applicable fiscal year are completed.

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          (i) LEVEL 1 BONUS.  The  Executive  shall be  entitled  to  receive an annual bonus of $100,000 (the "LEVEL 1 BONUS") if the Company's EBITDA for the applicable fiscal year equals or exceeds the following targets:

               (A) for the fiscal year beginning on September 1, 2005 and ending August 31, 2006, $3,700,000;

               (B) for the fiscal year beginning on September 1, 2006 and ending August 31, 2007, $4,000,000; and

               (C) for the fiscal year beginning on September 1, 2007 and ending August 31, 2008, $4,800,000.

     If the Company's EBITDA for the applicable fiscal year is more than 80% but less than 100% of the applicable target for that year, the Executive shall be entitled to receive 25% of the Level 1 Bonus (i.e., $25,000) plus a portion of 75% of the Level 1 Bonus (i.e., $75,000) equal to $75,000 multiplied by a fraction (not to exceed one), the numerator of which is the amount by which the Company's EBITDA for the applicable fiscal year exceeds 80% of the applicable target for that fiscal year and the denominator of which is 20% of the applicable target for that fiscal year (the difference between 80% and 100% of the applicable target for the fiscal year). If the Company's EBITDA for the applicable fiscal year is 80% of the applicable target for that fiscal year, the Executive shall be entitled to receive 25% of the Level 1 Bonus (i.e., $25,000). If the Company's EBITDA for the applicable fiscal year is less than 80% of the applicable target for that year, no Level 1 Bonus shall be payable. No Level 1 Bonus shall be payable for fiscal years ending after August 31, 2008.

          (ii) LEVEL 2 BONUS.

               (A) The Executive shall be entitled to receive an annual bonus of up to .40 multiplied by his Base Salary (the "NORTHEAST LEVEL 2 BONUS") upon the achievement of the following targets by the Northeast
          Operations:

                    (1) If the portion of the Company's  EBITDA allocable to the
               Northeast Operations (the "NORTHEAST OPERATIONS EBITDA") for the fiscal year beginning on September 1, 2005 and ending on August 31, 2006 equals or exceeds $1,850,000 (the "YEAR 1 NORTHEAST TARGET EBITDA"), the Executive shall be entitled to receive a portion of the Northeast Level 2 Bonus equal to the Northeast Level 2 Bonus multiplied by a fraction (not to exceed one), the numerator of which shall be the amount by which the Northeast Operations EBITDA for the fiscal year exceeds $1,850,000 and the denominator of which is $650,000 (the difference between $1,850,000 and $2,500,000).

                    (2) If the Northeast  Operations  EBITDA for the fiscal year beginning on September 1, 2006 and ending on August 31, 2007 equals or exceeds $2,000,000 (the "YEAR 2 NORTHEAST TARGET EBITDA"), the Executive shall be entitled to receive a portion of the Northeast Level 2 Bonus equal to the Northeast Level 2 Bonus multiplied by a fraction (not to exceed one), the numerator of which shall be the amount by which the Northeast Operations EBITDA for the fiscal year exceeds $2,000,000 and the denominator of which is $1,000,000 (the difference between $2,000,000 and $3,000,000).

                    (3) If the Northeast  Operations  EBITDA for the fiscal year beginning on September 1, 2007 and ending on August 31, 2008 equals or exceeds $2,400,000 (the "YEAR 3 NORTHEAST TARGET EBITDA"), the Executive shall be entitled to receive a portion of the Northeast Level 2 Bonus equal to the Northeast Level 2 Bonus multiplied by a fraction (not to exceed one), the numerator of which shall be the amount by which the Northeast Operations EBITDA for the fiscal year exceeds $2,400,000 and the denominator of which is $1,200,000 (the difference between $2,400,000 and $3,600,000).

                    (4) If the Northeast  Operations  EBITDA for the  applicable year is less than the applicable Northeast Target EBITDA for the fiscal year, no Northeast Level 2 Bonus shall be payable.

               (B) The Executive shall be entitled to receive an annual bonus of up to .10 multiplied by his Base Salary (the "SOUTHEAST LEVEL 2 BONUS") upon the achievement of the following targets by the Southeast
          Operations:

                    (1) If the portion of the Company's  EBITDA allocable to the
               Southeast Operations (the "SOUTHEAST OPERATIONS EBITDA") for the fiscal year beginning on September 1, 2005 and ending on August 31, 2006 equals or exceeds $1,850,000 (the "YEAR 1 SOUTHEAST TARGET EBITDA"), the Executive shall be entitled to receive a portion of the Southeast Level 2 Bonus equal to the Southeast Level 2 Bonus multiplied by a fraction (not to exceed one), the numerator of which shall be the amount by which the Southeast Operations EBITDA for the fiscal year exceeds $1,850,000 and the denominator of which is $650,000 (the difference between $1,850,000 and $2,500,000).

                    (2) If the Southeast  Operations  EBITDA for the fiscal year beginning on September 1, 2006 and ending on August 31, 2007 equals or exceeds $2,000,000 (the "YEAR 2 SOUTHEAST TARGET EBITDA"), the Executive shall be entitled to receive a portion of the Southeast Level 2 Bonus equal to the Southeast Level 2 Bonus multiplied by a fraction (not to exceed one), the numerator of which shall be the amount by which the Southeast Operations EBITDA for the fiscal year exceeds $2,000,000 and the denominator of which is $1,000,000 (the difference between $2,000,000 and $3,000,000).

                    (3) If the Southeast  Operations  EBITDA for the fiscal year beginning on September 1, 2007 and ending on August 31, 2008 equals or exceeds $2,400,000 (the "YEAR 3 SOUTHEAST TARGET EBITDA"), the Executive shall be entitled to receive a portion of the Southeast Level 2 Bonus equal to the Southeast Level 2 Bonus multiplied by a fraction (not to exceed one), the numerator of which shall be the amount by which the Southeast Operations EBITDA for the fiscal year exceeds $2,400,000 and the denominator of which is $1,200,000 (the difference between $2,400,000 and $3,600,000).

                    (4) If the Southeast  Operations  EBITDA for the  applicable year is less than the applicable Southeast Target EBITDA for the fiscal year, no Southeast Level 2 Bonus shall be payable.

For illustrative purposes, attached hereto as EXHIBIT A is a spreadsheet depicting the Level 2 Bonus calculation mechanics of this Section 2(b)(ii).

          (iii) As used herein, the "EBITDA" for a fiscal year shall mean the sum of (A) consolidated net income for such fiscal year, PLUS (B) provision for income taxes of the Company during such fiscal year, PLUS (C) depreciation and amortization expense of the Company accrued during such fiscal year (but only to the extent not included in interest expense), PLUS
     (D) net interest expense during such fiscal year, determined in accordance with U.S. generally accepted accounting principles in effect of the date of this Agreement and using a reasonable methodology for allocating corporate costs.

          (iv) The term "SOUTHEAST OPERATIONS" means the regions designated as comprising the Company's Southeast Operations, including any additional regions, business lines or acquisitions, that may become included in the Company's Southeast Operations after the Effective Date. Target EBITDA levels may be adjusted by the Company to account for such additional regions, business lines or acquisitions.

     (c) EMPLOYEE BENEFITS. During the Agreement Term, the Executive shall be entitled to participate on the same basis as the other executive employees of the Company, in any pension, retirement, savings, medical, disability or other welfare benefit plans maintained by the Company immediately prior to the Closing, in accordance with the terms thereof, and as the same may be amended and in effect from time to time.

     (d) EXPENSE REIMBURSEMENT. During the Agreement Term, the Company shall reimburse the Executive for all out-of-pocket travel, lodging, meal and other reasonable expenses incurred by him in connection with his performance of services hereunder, upon submission of appropriate evidence, in accordance with the Company's policy, of the incurrence and purpose of each such expense and otherwise in accordance with the Company's business travel and expense reimbursement policy as in effect from time to time.

     (e) VACATION. During the Agreement Term, Executive shall be entitled to four weeks of paid vacation on an annualized basis. Vacation shall be prorated for part of a year worked. Such vacation shall be taken at such times as shall be approved by the Company, in the reasonable exercise of its discretion.

     (f) AUTOMOBILE ALLOWANCE. During the Agreement Term, the Executive shall be entitled to an automobile allowance of $15,000 per year, payable in equal monthly installments. During the Agreement Term, the Company shall also reimburse the Executive, after receipt of appropriate documentation, for all reasonable costs of maintaining the automobile acquired by the Executive pursuant to such allowance, including, but not limited to, the costs of repair, maintenance, insurance, registration and fuel.

     (g) LIFE AND DISABILITY INSURANCE COVERAGE ALLOWANCE. During the Agreement Term, the Executive shall be entitled to an annual cash allowance in the pre-tax amount of $12,000, which the Executive shall use to (I) maintain present life insurance coverage or purchase replacement life insurance coverage in the amount of $1,000,000 and (II) purchase individual disability insurance coverage.

     (h) OTHER PERQUISITES. During the Agreement Term:

          (i) The Company shall provide the Executive with a monthly cash allowance of $500.

          (ii) The Executive shall be entitled to travel business class for all of his international business travel and coach class for all of his domestic business travel, and he shall be entitled to use any airline miles earned through his business travel to upgrade to first class.

3. TERMINATION OF EMPLOYMENT. The Executive's employment with the Company during the Agreement Term may be terminated by the Company or the Executive without breach of this Agreement only as provided in this Section 3.

     (a) TERMINATION DUE TO DISABILITY. The Executive's employment hereunder may be terminated by the Company in the event of the Executive's Disability (as defined below). For purposes of this Agreement, "DISABILITY" shall mean a physical or mental disability that prevents or is reasonably expected to prevent the performance by the Executive of his duties hereunder for (X) a continuous period of 90 days or longer or (Y) 120 days or more over any 365 day period whether or not continuous. The determination of the Executive's Disability shall
(I) be made by an independent physician selected by the Company and the Executive (provided that if the Executive and the Company cannot agree as to such an independent physician, each shall appoint one physician and those two physicians shall appoint a third physician who shall make such determination),
(II) be final and binding on the parties hereto and (III) be made taking into account such competent medical evidence as shall be presented to such independent physician by the Executive and/or the Company or by any physician or group of physicians or other competent medical experts employed by the Executive and/or the Company to advise such independent physician.

     (b) TERMINATION DUE TO DEATH. The Executive's employment hereunder shall terminate upon the Executive's death.

     (c) TERMINATION BY THE COMPANY FOR CAUSE. The Company may immediately terminate the Executive's employment hereunder at any time for Cause (as defined below). "CAUSE" shall mean (I) the continued failure of the Executive substantially to perform his duties hereunder or his negligent performance of such duties (other than any such failure due to the Executive's physical or mental illness), (II) the Executive having engaged in misconduct that has caused or is reasonably expected to result in material injury to the Company or any of its Subsidiaries, (III) a material violation by the Executive of a Company policy, (IV) the breach by the Executive of any of his material obligations hereunder or under any other written agreement or covenant with the Company or any of its Subsidiaries, (V) material failure by the Executive to timely comply with a lawful direction or instruction given to him by the Board or the Chief Executive Officer, (VI) the Executive having been convicted of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony or a misdemeanor involving moral turpitude (or comparable crime in any jurisdiction that uses a different nomenclature) , including any offense involving dishonesty as such dishonesty relates to the Company's assets or business or the theft of Company property and (VII) the Executive's insobriety or use of illegal drugs, chemicals or controlled substances either (A) in the course of performing the Executive's duties and responsibilities under this Agreement, or (B) otherwise affecting the ability of the Executive to perform the same. In the event of litigation concerning the Company's termination of Executive for Cause, the

Company shall prove that it terminated the Executive for Cause by a standard of clear and convincing evidence. In the case of a termination for Cause as described in clauses (i), (ii), (iii), (iv) and (v) of this Section, the Board or the Chief Executive Officer, as applicable, shall give the Executive written notice of its or his intention to terminate him for Cause, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based. The Executive shall have ten (10) days, after receiving such special notice, to cure such grounds, to the extent such cure is possible. If he fails to cure such grounds to the Board's reasonable satisfaction, the Executive shall thereupon be terminated for Cause.

     (d) TERMINATION BY COMPANY WITHOUT CAUSE. The Company may terminate the Executive's employment hereunder at any time Without Cause (as defined below) by giving the Executive prior written Notice of Termination (as defined below), which notice shall be effective immediately, or at such later time as specified in such notice. A termination "WITHOUT CAUSE" shall mean a termination of the Executive's employment by the Company other than as a result of his Disability or for Cause. Notwithstanding the foregoing provisions of this Section 3(d), if the Executive's employment is terminated by the Company in accordance with this
Section 3(d) and, within a reasonable time period thereafter, it is determined by the Board that circumstances existed which would have constituted a basis for termination of the Executive's employment for Cause in accordance with Section 3(c), the Executive's employment will be deemed to have been terminated for Cause in accordance with Paragraph 3(c).

     (e) VOLUNTARY TERMINATION. The Executive may terminate his employment hereunder at any time by giving the Company prior written Notice of Termination at least 90 days prior to such termination; provided that the Board may, in its sole discretion, terminate the Executive's employment hereunder prior to the expiration of the 90-day notice period. In such event and upon the expiration of such 90-day period (or such shorter time as the Board in its sole discretion may determine), the Executive's employment hereunder shall immediately and automatically terminate.

     (f) NOTICE OF TERMINATION. Any termination of the Executive's employment by Company or the Executive, other than a termination due to the Executive's death, shall be communicated by a written Notice of Termination addressed to the appropriate party. A "NOTICE OF TERMINATION" shall mean a notice that indicates the Date of Termination (as defined below), which shall not be earlier than the date on which the notice is provided, which indicates the specific termination provision in this Agreement relied on and which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

     (g) For purposes of this Agreement, the "DATE OF TERMINATION" is the last day that the Executive is employed by the Company, provided the Executive's employment is terminated in accordance with the foregoing provisions of this
Section 3.

     (h) RESIGNATION UPON TERMINATION. As of the Date of Termination, the Executive shall resign, in writing, from all positions then held by him with the Company and its Subsidiaries.

     (i) CESSATION OF PROFESSIONAL ACTIVITY. Upon delivery of a Notice of Termination by any party, the Company may relieve the Executive of his responsibilities and require the Executive to immediately cease all professional activity on behalf of the Company. In addition, in the event that the Board determines that there is a reasonable basis for it to investigate whether circumstances exist that would, if true, permit the Board to terminate the Executive's employment for Cause, the Board may relieve the Executive of his responsibilities during the pendency of such investigation.

4.   PAYMENTS UPON CERTAIN TERMINATIONS.

     (a) GENERAL. If, during the Agreement Term, the Executive's employment terminates for any reason, the Executive (or his estate, beneficiary or legal representative) shall be entitled to receive the following:

          (i) any earned or accrued but unpaid Base Salary through the Date of Termination (including, except in the case of a termination for Cause, with respect to unused vacation time);

          (ii) all amounts payable and benefits accrued under any otherwise applicable plan, policy, program or practice of the Company (other than relating to severance) in which the Executive was a participant during his employment with Company in accordance with the terms thereof; provided that the foregoing shall not be construed as requiring the Executive to be treated as employed by the Company for purposes of any employee benefit plan or arrangement following the date of the Executive's Date of Termination except as otherwise expressly provided in this Agreement or required by law; and

          (iii) in the case of any termination of employment Without Cause, (A) any earned but unpaid Bonus with respect to any fiscal year of the Company ending prior to the Date of Termination and (B) provided Executive executes and delivers a general release of all claims in form and substance satisfactory to the Company, (1) his Base Salary, at the rate in effect hereunder immediately prior to the Date of Termination, which shall be payable in installments on Company's regular payroll dates, until August 31, 2008 and (2) a pro-rata Bonus payment for the fiscal year of the Executive's Date of Termination, equal to the Bonus that the Executive would have been entitled to if he had remained employed by the Company at the end of such fiscal year multiplied by a fraction, the numerator of which is the number of days transpired in the fiscal year up to and including the

     Date of Termination, and the denominator of which is 365, which shall be payable at the time provided in Section 2(b).

          (b) TERMINATION DUE TO DEATH OR DISABILITY. If, during the Agreement Term, the Executive dies or the Company terminates the Executive's employment hereunder due to his Disability, the Executive (or his estate, beneficiary or legal representative) shall be entitled to receive, in addition to the payments and benefits described in Section 4(a)(i) and
     Section 4(a)(ii) above, (A) any earned but unpaid Bonus with respect to any fiscal year of the Company ending prior to the Date of Termination, (B) his Base Salary, at the rate in effect hereunder immediately prior to the Date of Termination, which shall be payable in installments on Company's regular payroll dates, until August 31, 2008 and (C) a pro-rata Bonus payment for the fiscal year of the Executive's death or Disability, equal to the Bonus that the Executive would have been entitled to if he had remained employed by the Company at the end of such fiscal year multiplied by a fraction, the numerator of which is the number of days transpired in the fiscal year up to and including the Date of Termination, and the denominator of which is 365, which shall be payable at the time provided in Section 2(b).

          (c) NO OTHER OBLIGATIONS. If the Executive's Date of Termination occurs during the Agreement Term under any circumstances described in
     Section 3, the Company shall have no obligation to make payments under the Agreement for periods after the Executive's Date of Termination other than those payments in accordance with Sections 4(a) and 4(b) above.

          (d) PAYMENT. Except as otherwise provided in this Agreement, any payments to which the Executive shall be entitled under this Section 4, shall be made as soon as is administratively feasible following the Date of Termination.

5. DUTIES ON TERMINATION. Subject to the terms and conditions of this Agreement, to the extent that there is a period of time elapsing between the date of delivery of a Notice of Termination, and the Date of Termination, the Executive shall continue to perform his duties as set forth in this Agreement during such period, and shall also perform such services for the Company as are necessary and appropriate for a smooth transition to the Executive's successor, if any. Notwithstanding the foregoing provisions of this Section 5, the Company may suspend the Executive from performing his duties under this Agreement following the delivery of a Notice of Termination providing for the Executive's resignation, or delivery by the Company of a Notice of Termination providing for the Executive's termination of employment for any reason; provided, however, that during the period of suspension (which shall end on the Date of Termination), the Executive shall continue to be treated as employed by the Company for other purposes, and his rights to compensation or benefits shall not be reduced by reason of the suspension.

6.   RESTRICTIVE COVENANTS.

     (a) NONCOMPETITION.

          (i) During the Agreement Term, and for a period ending on the later of
     (I) the fifth anniversary of the Effective Date or (II) two years after termination of the Executive's employment with the Company (the "RESTRICTIVE PERIOD"):

               (A) The Executive shall not, without the express written consent of the Board, be employed by, serve as a consultant to, or otherwise assist or directly or indirectly provide services to a Competitor (as defined below) if: (1) such services are to be provided with respect to any location in which the Company or a Subsidiary does business, or with respect to any location in which the Company or a Subsidiary has devoted material resources to doing business; or (2) the trade secrets, confidential information, or proprietary information (including, without limitation, confidential or proprietary methods) of the Company and the Subsidiaries to which the Executive had access could reasonably be expected to benefit the Competitor if the Competitor were to obtain access to such secrets or information.

               (B) The Executive shall not, without the express written consent of the Board, directly or indirectly own an equity interest in any Competitor (other than ownership of 1% or less of the outstanding stock of any corporation listed on a national stock exchange or included in the NASDAQ System).

               (C) The Executive shall not, without the express written consent of the Board, solicit or attempt to solicit any party who is then or, during the twelve-month period prior to such solicitation or attempt by the Executive was (or was solicited to become), a customer or supplier of the Company or a Subsidiary, or a user of the services provided by the Company or a Subsidiary.

               (D) The Executive shall not without the express written consent of the Board, solicit, entice, persuade, induce or hire any individual who is employed by the Company or any Subsidiary (or was so employed within 90 days prior to the Executive's action) to terminate or refrain from renewing or extending such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company or any Subsidiary, and the Executive shall not approach any such employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

          (ii) The term "COMPETITOR" means any enterprise (including a person, entity, firm or business, whether or not incorporated) during any period in which it is engaged in or aiding others to conduct business that engages in, or plans to engage in, any line of business that the Company or its Subsidiaries engages in or has made plans to engage in during the Agreement Term, or within the prior 12 months was engaged in, or otherwise competes, directly or indirectly, with the Company or any of its Subsidiaries.

     (b) NON-DISPARAGEMENT. The Executive and the Company agree that each will not make any false, defamatory or disparaging statements about the other, the Subsidiaries, or the officers or directors of the Company or the Subsidiaries that are reasonably likely to cause material damage to the Executive, the Company, the Subsidiaries, or the officers or directors of the Company or the Subsidiaries.

     (c) CONFIDENTIAL INFORMATION. The Executive agrees that, during the Agreement Term, and at all times thereafter:

          (i) The Executive agrees to keep secret all Confidential Information (as defined below) and Intellectual Property (as defined below) which may be obtained during the period of employment by the Company and that the Executive shall not reveal or disclose it, directly or indirectly, except with the Company's prior written consent. The Executive shall not make use of the Confidential Information or Intellectual Property for the Executive's own purposes or for the benefit of anyone other than the Company and shall protect it against disclosure, misuse, espionage, loss and theft.

          (ii) The Executive acknowledges and agrees that all Intellectual Property is and shall be owned by the Company. The Executive hereby assigns and shall assign to all ownership rights possessed in any Intellectual Property contributed, conceived or made by the Executive (whether alone or jointly with others) while employed by the Company, whether or not during work hours. The Executive shall promptly and fully disclose to the Company in writing all such Intellectual Property after such contribution, conception or other development. The Executive agrees to fully cooperate with the Company, at the Company's expense, in securing, enforcing and otherwise protecting throughout the world the Company's interests in such Intellectual Property, including, without limitation, by signing all documents reasonably requested by the Company.

          (iii) Immediately following the Date of Termination, the Executive agrees to promptly deliver to the Company all memoranda, notes, manuals, lab notebooks, computer diskettes, passwords, encryption keys, electronic mail and other written or electronic records (and all copies thereof) constituting or relating to Confidential Information or Intellectual Property that the Executive may then possess or have control over. The Executive shall provide written certification that all such materials have been returned.

          (iv) For purposes of this Agreement, the following terms shall be defined as set forth below:

               (A) "CONFIDENTIAL INFORMATION" shall mean all information, in any form or medium, that relates to the business, suppliers and prospective suppliers, existing and potential creditors and financial backers, marketing, costs, prices, products, processes, services, methods, computer programs and systems, personnel, customers, research or development of the Company and the Subsidiaries and all other information related to the Company and the Subsidiaries which is not readily available to the public. Confidential Information shall include any of the foregoing information that is created or developed by the Executive during the Agreement Term.

               (B) "INTELLECTUAL PROPERTY" shall mean, with respect to the following which are created or existing during the period of the Executive's employment by the Company, any: (1) idea, know-how, invention, discovery, design, development, software, device, technique, method or process (whether or not patentable or reduced to practice or including Confidential Information) and related patents and patent applications and reissues, re-examinations, renewals, continuations-in-part, continuations, and divisions thereof; (2) copyrightable and mask work (whether or not including Confidential
          Information)   and  related   registrations   and   applications   for
          registration; (3) trademarks, trade secrets and other proprietary rights; and (4) improvements, updates and modifications of the foregoing made from time to time. Intellectual Property shall include any of the foregoing that is created or developed by the Executive during the Agreement Term.

     (d) DUTY OF LOYALTY TO COMPANY. Nothing in this Section 6 shall be construed as limiting the Executive's duty of loyalty to the Company, or any other duty otherwise owed to the Company, while the Executive is employed by the Company.

7. ASSISTANCE WITH CLAIMS. The Executive agrees that, during the Agreement Term, and continuing for a reasonable period after the Executive's Date of Termination, the Executive will assist the Company and the Subsidiaries in defense of any claims that may be made against the Company and the Subsidiaries, and will assist the Company and the Subsidiaries in the prosecution of any claims that may be made by the Company or the

Subsidiaries, to the extent that such claims may relate to services performed by the Executive for the Company and the Subsidiaries. The Executive agrees to promptly inform the Company upon becoming aware of any lawsuits involving such claims that may be filed against the Company or any Subsidiary. The Company agrees to provide legal counsel to the Executive in connection with such assistance (to the extent legally permitted), and to reimburse the Executive for all of the Executive's reasonable out-of-pocket expenses associated with such assistance, including travel expenses. For periods after the Executive's employment with the Company terminates, the Company agrees to provide reasonable compensation to the Executive for such assistance. To the extent permitted by law, the Executive also agrees to promptly inform the Company upon being asked to assist in any investigation of the Company or the Subsidiaries (or their actions) that may relate to services performed by the Executive for the Company or the Subsidiaries, regardless of whether a lawsuit has then been filed against the Company or the Subsidiaries with respect to such investigation.

8. DISCLOSURE OF AGREEMENT. The Executive shall provide each of his subsequent employers during the one-year period following the end of Agreement Term with a copy of the restrictive covenants set forth in Section 6 of this Agreement in order to allow such subsequent employers to avoid inadvertently causing the violation of such covenants. The Executive shall advise the Company of the identity of each of his subsequent employers during the one-year period following the end of the Agreement Term.

9.   INJUNCTIVE RELIEF WITH RESPECT TO COVENANTS; CERTAIN ACKNOWLEDGMENTS; ETC.

     (a) INJUNCTIVE RELIEF. The Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained in Section 6 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond unless required by applicable law) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Executive from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have. The Company shall be entitled to collect from the Executive any costs of obtaining injunctive relief, including, without limitation, attorneys' fees.

     (b) BLUE PENCIL. If any court of competent jurisdiction shall at any time deem the Restrictive Period too lengthy, the other provisions of Section 6(a) shall nevertheless stand and the Restrictive Period herein shall be deemed to be the longest period permissible by law under the circumstances. The court shall reduce the time period to permissible duration or size.

     (c) CERTAIN ACKNOWLEDGEMENTS. The Executive acknowledges and agrees that the Executive will have a prominent role in the management of the business, and the development of the goodwill, of the Company and its Subsidiaries and will establish and develop relations and contacts with the principal customers and suppliers of the Company and its Subsidiaries in the United States of America and the rest of the world, all of which constitute valuable goodwill of, and could be used by the Executive to compete unfairly with, the Company and its Subsidiaries and that (I) in the course of his employment with the Company, the Executive will obtain confidential and proprietary information and trade secrets concerning the business and operations of the Company and its Subsidiaries in the United States of America and the rest of the world that could be used to compete unfairly with the Company and its Subsidiaries; (II) the covenants and restrictions contained in Section 6 are intended to protect the legitimate interests of the Company and its Subsidiaries in their respective goodwill, trade secrets and other confidential and proprietary information; (III) the Executive desires and agrees to be bound by such covenants and restrictions; and
(IV) the compensation to be provided to the Executive are adequate consideration for the restrictive covenants provided in Section 6.

10.  MISCELLANEOUS.

     (a) BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding on and inure to the benefit of the Company, and its respective successors and assigns. This Agreement shall also be binding on and inure to the benefit of the Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by the Executive without the prior written consent of the Company.

     (b) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto concerning the subject matter hereof and supercedes all prior and contemporaneous correspondence and proposals (including but not limited to summaries of proposed terms) and all prior and contemporaneous promises, representations, understandings, arrangements and agreements, if any, concerning such subject matter (including but not limited to those made to or with the Executive by any other person); provided, however, that nothing in this Agreement shall be construed to limit any policy or agreement that is otherwise applicable relating to confidentiality, rights to inventions, copyrightable material, business and/or technical information, trade secrets, solicitation of employees, interference with relationships with other businesses, competition, and other similar policies or agreement for the protection of the business and operations of the Company and the Subsidiaries.

     (c) APPLICABLE LAW. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the State of Delaware without giving effect to the conflict of laws rules of any state.

     (d) CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL; ATTORNEYS FEES.

          (i) CONSENT TO JURISDICTION. Each party hereby irrevocably submits to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. Each party hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, or any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. Each party hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that the mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10(j) or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

          (ii) WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE
     COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS
     AGREEMENT. Each party certifies and acknowledges that (I) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (II) each such party understands and has considered the implications of this waiver, (III) each such party makes this waiver voluntarily, and (IV) each such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 10(d)(ii).

     (e) TAXES. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

     (f) KEY MAN INSURANCE. The Executive acknowledges that the Company may purchase "key man" insurance on his life and hereby agrees to cooperate with the Company in obtaining such insurance, including without limitation, submitting to such medical examinations as may be required promptly upon request by the Company.

     (g) AMENDMENTS. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

     (h) SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

     (i) WAIVER OF BREACH. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

     (j) SURVIVAL OF AGREEMENT. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive's employment with the Company.

     (k) NOTICES. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:

          (i) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

          (ii) in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

          (iii) in the case of facsimile,  the date upon which the  transmitting
     party  received   confirmation  of  receipt  by  facsimile,   telephone  or
     otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:

to the Company:

                  Emtec, Inc.
                  572 Whitehead Road, Bldg. #1
                  Trenton, NJ 08619
                  Facsimile number:  609.587.1930

or to the Executive:

     at address in Company's records.

     All notices to the Company shall be directed to the attention of Secretary of the Company, with a copy to the Board. Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

     (l) HEADINGS. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

     (m) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representative, and the Executive has hereunto set his hand, in each case effective as of the date first above written.

                                           EMTEC, INC.


                                           By: /s/
                                              ---------------------------------
                                           Name:
                                           Title:


                                           EXECUTIVE


                                            /s/
                                           ------------------------------------
                                           John Howlett

                                    EXHIBIT A

                    ILLUSTRATION OF LEVEL 2 BONUS CALCULATION

Assume that Northeast August 31, 2006 EBITDA was $2,300,000.


Target EBITDA     $1,850,000
Maximum EBITDA    $2,500,000
Change EBITDA     $650,000          ($2,500,000-$1,850,000)
Actual EBITDA     $2,300,000


CALCULATION

NUMERATOR
Actual EBITDA     $2,300,000
Target EBITDA     $1,850,000
                  ----------
Exceeds Target    $450,000


DENOMINATOR
Change EBITDA     $650,000          ($2,500,000-$1,850,000)

PERCENTAGE EARNED
Exceeds Target    $450,000
Change EBITDA     $650,000          ($2,500,000-$1,850,000)
% Earned          69%               $450,000/$650,000


BONUS
Potential Amount  40%
% Earned          69%
                  ---
Bonus % Earned    27.6%

Potential Bonus   $92,000           $230,000 *40%
Bonus Payment     $63,480           $230,000*27.6%